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FOR IMMEDIATE RELEASE                           Contacts:  Gary M. Jacobs
                                                Vice President, Finance
GRAHAM-FIELD HEALTH PRODUCTS, INC.              Chief Financial Officer
                                                (516) 582-5900
400 RABRO DRIVE EAST
                                                Mark Kesselmen
HAUPPAUGE, NEW YORK   11788                     Euromedia, Inc.
                                                (212) 628-9866


                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                       REPORTS RECORD REVENUE AND RESULTS
                   FOR THE FIRST QUARTER ENDED MARCH 31, 1997
                  AND BIL (FAR EAST HOLDINGS) LIMITED ANNOUNCES
                   INTENTION TO PURCHASE ADDITIONAL SHARES OF
                 COMMON STOCK OF GRAHAM-FIELD IN THE OPEN MARKET


HAUPPAUGE, NEW YORK, May 1, 1997--Graham-Field Health Products, Inc. (NYSE-GFI), a manufacturer and supplier of healthcare products, today reported record revenues and results for the first quarter ended March 31, 1997. Revenues for the first quarter, which included the Company's first full quarter of results for Everest & Jennings, were $51,332,000, as compared to $27,348,000 for the same period last year, an 88% increase. Income before income taxes was $3,554,000 for the quarter, as compared to $928,000 for the same period last year, a 283% increase. Net income for the quarter was $2,084,000 or $.09 per share on 24,181,000 weighted average shares outstanding, as compared to $510,000 or $.03 per share (excluding $.01 per share attributable to the gain on the sale in March 1996 of the Company's Gentle Expressions(R) breast pump product line) on 14,182,000 weighted average shares outstanding, for the same period last year.
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Revenues for the first quarter included approximately $11.8 million attributable to Everest & Jennings. Revenues, without Everest & Jennings, increased in excess of 44% from the same period in the prior year. The increase in revenues, excluding Everest & Jennings' revenues, was attributable to the continued roll-out of the Company's innovative "GF Express" program, the expansion of our Consolidated Advantage Program (C.A.P.), and the introduction of new product lines.

The increase in net income is due to increased revenues, an increase in the gross profit margin, and a decrease in selling, general and administrative expenses, as a percentage of operating revenue. Selling, general and administrative expenses declined as a percentage of operating revenue to 24% from 27%. The Company's gross profit margin increased to 32% as compared to 31% for the same period in the prior year. The increase in the gross profit margin was primarily attributable to the improved operational efficiencies associated with the manufacture and distribution of the Company's product lines, and improved purchasing activities.

BIL (Far East Holdings) Limited, an affiliate of Brierley Investments Limited, a New Zealand investment holdings company with assets of approximately $10 billion, has informed the Company that it intends to purchase additional shares of common stock of the Company in the open market, from time to time, subject to market conditions, in an amount such that BIL's total holdings do not exceed 49% of the voting power of the Company's outstanding stock. Currently, BIL owns shares of common stock representing 21% of the issued and outstanding shares of common stock, and combined with BIL's preferred stock, approximately 34% of the voting power


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of all outstanding shares of the Company's capital stock. In order to facilitate
BIL's open market purchases, the Board of Directors has approved an amendment to the Company's Stockholder Agreement with BIL, to enable BIL to purchase additional shares in the open market.

Rodney F. Price, an executive managing director of BIL and a director of the Company, stated, "BIL believes that the current market price of the Company's stock is undervalued and does not reflect the intrinsic value of the Company. BIL is committed to enhancing the future growth of Graham-Field."

Irwin Selinger, Chairman of the Board and Chief Executive Officer stated, "the Company posted internal revenue growth in excess of 44% for the quarter. We are confident that revenue will continue to improve throughout the year. During March and April, we concluded a number of contracts with major national and regional accounts such as General Medical, a division of McKesson and Robbins, Owens and Minor, Sysco Corporation and Physician Sales and Services, Inc. In April, we signed a new strategic distribution agreement with Baxter Healthcare Corporation and Allegiance Healthcare Corporation, which will contribute to increased revenue growth. Two new "GF Express" facilities will be opened in Baltimore, Maryland and Cleveland, Ohio during the second quarter of 1997. Our Everest & Jennings acquisition has successfully been integrated in Graham-Field and in March, we began to see revenues in Everest & Jennings begin to grow. We are confident that Everest & Jennings' revenues will grow significantly in 1997. On another note, we are delighted that BIL has reaffirmed its commitment as a major stockholder of the Company and its intention to purchase additional shares in the open market.


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We believe that our strategic partnership with BIL will significantly contribute to the world-wide growth of the Company through BIL's alliances, knowledge of, and presence in the European and Far Eastern markets."

Graham-Field maintains distribution and manufacturing facilities throughout the United States, Canada, Mexico and Puerto Rico. Graham-Field manufactures, markets and distributes more than 23,000 healthcare and rehabilitation products for hospital, physician and home use to approximately 18,500 home healthcare, physician, hospital supply and pharmaceutical distributors, retailers and wholesalers.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements based on current expectations that could be affected by the risks and uncertainties involved in Graham-Field's business. These risks and uncertainties include, but are not limited to, the effect of economic and market conditions, the impact of the consolidation of health care practitioners, the impact of health care reform, opportunities for acquisitions and Graham-Field's ability to effectively integrate acquired companies, the acceptance and quality of software products, acceptance and ability to manage operations in foreign markets, possible disruptions in Graham-Field's computer systems or telephone systems, possible increases in shipping rates or interruptions in shipping service, the level and volatility of interest rates and currency values, the impact of current or pending legislation and regulation, as well as the risks described from time to time in Graham-Field's reports to the Securities and Exchange Commission, which include Graham-Field's Annual Report on Form 10-K for the year ended December 31, 1996 and Graham-Field's Registration Statement on Form S-4 dated as of October 18, 1996. Subsequent written or oral statements attributable to Graham-Field or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this press release and those in Graham-Field's reports previously filed with the Securities and Exchange Commission.


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                      CONSOLIDATED CONDENSED BALANCE SHEETS
               GRAHAM-FIELD HEALTH PRODUCTS, INC. AND SUBSIDIARIES

                                                         March 31,           December 31,
         ASSETS                                             1997                 1996
         ------                                          ---------           ------------
                                                        (unaudited)            (audited)
CURRENT ASSETS:
  Cash and cash equivalents                               2,141,000         $   1,552,000
  Accounts receivable - net                              50,922,000            43,651,000
  Inventories                                            49,625,000            45,810,000
  Other current assets                                    3,649,000             3,001,000
  Recoverable and prepaid income taxes                      256,000               256,000
                                                      -------------         -------------
         TOTAL CURRENT ASSETS                           106,593,000            94,270,000

PROPERTY, PLANT AND EQUIPMENT - net                      11,555,000            10,771,000
EXCESS OF COST OVER NET ASSETS ACQUIRED - net            93,299,000            91,412,000
OTHER ASSETS                                              4,950,000             5,112,000
DEFERRED TAX ASSET                                          678,000               911,000
                                                      -------------         -------------
         TOTAL ASSETS                                 $ 217,075,000         $ 202,476,000
                                                      =============         =============

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Note payable to bank                                $  33,469,000         $  13,985,000
  Current maturities of long-term debt                    2,569,000             2,016,000
  Accounts payable                                       17,181,000            20,781,000
  Acceptances payable                                    14,800,000            19,800,000
  Accrued expenses                                       22,226,000            25,283,000
                                                      -------------         -------------
         TOTAL CURRENT LIABILITIES                       90,245,000            81,865,000

LONG-TERM DEBT                                            6,550,000             6,057,000
OTHER LONG-TERM LIABILITIES                               1,522,000             1,752,000
                                                      -------------         -------------
         TOTAL LIABILITIES                               98,317,000            89,674,000

STOCKHOLDERS' EQUITY:

Series A preferred stock
Series B preferred stock                                 28,200,000            28,200,000
Series C preferred stock                                  3,400,000             3,400,000
Common stock                                                475,000               467,000
Additional paid-in capital                              105,421,000           101,569,000
(Deficit)                                               (18,583,000)          (20,667,000)
Cumulative translation adjustment                                --               (12,000)
                                                      -------------         -------------
Subtotal                                                118,913,000           112,957,000
Notes Receivable from sale of shares                       (155,000)             (155,000)
                                                      -------------         -------------

         TOTAL STOCKHOLDERS' EQUITY                     118,758,000           112,802,000

COMMITMENTS AND CONTINGENCIES
         TOTAL LIABILITIES AND STOCKHOLDERS'
          EQUITY                                      $ 217,075,000         $ 202,476,000
                                                      =============         =============

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                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
               GRAHAM-FIELD HEALTH PRODUCTS, INC. AND SUBSIDIARIES
                                   (Unaudited)

                                                 Three Months Ended
                                                     March 31
                                                 ------------------
                                                1997               1996
                                            -----------        -----------
REVENUES:
 Operations                                 $51,204,000        $26,929,000
 Interest and other income                      128,000            419,000
                                            -----------        -----------
                                             51,332,000         27,348,000
COST AND EXPENSES:
 Cost of revenues                            34,657,000         18,502,000
 Selling, general and administrative         12,149,000          7,329,000
 Interest expense                               972,000            589,000
                                            -----------        -----------

                                             47,778,000         26,420,000
                                            -----------        -----------

INCOME BEFORE INCOME TAXES                    3,554,000            928,000

INCOME TAXES                                  1,470,000            418,000
                                            -----------        -----------

NET  INCOME                                 $ 2,084,000        $   510,000
                                            ===========        ===========

PER SHARE DATA:

NET INCOME PER SHARE                        $       .09        $       .04
                                            ===========        ===========

WEIGHTED AVERAGE NUMBER OF COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING                                24,181,000         14,182,000
                                            ===========        ===========


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